EXHIBIT 10.64

PROVENA FOODS INC.

2003 STOCK INCENTIVE PLAN:

NOTICE OF RESTRICTED STOCK AWARD

You have been granted restricted shares (the “Shares”) of Common Stock of Provena Foods Inc. (the “Company”) on the following terms:

Name of Recipient:	Theodore L. Arena

Total Number of Shares Granted:	150,000

Fair Market Value per Share:	$1.36

Total Fair Market Value of Award:	$204,000

Date of Grant:	February 26, 2004

Vesting Commencement Date:	February 26, 2004

Vesting Schedule:	Except as provided in the Restricted Stock Agreement, 1/6 of the Shares will vest on the Vesting Commencement Date. An additional 1/6 of the Shares will vest on January 1 of each year beginning in 2005, subject to continuous Service (as defined in the Restricted Stock Agreement), until fully vested.

You and the Company agree that the Shares are granted under and governed by the terms and conditions of the Provena Foods Inc. Stock Grant Plan dated December 11, 2002, as amended October 24, 2003 (the “Plan”) and the Restricted Stock Agreement, which is attached to and made a part of this document. You further acknowledge and agree that the grant of the Shares is in replacement of, and not in addition to, that certain grant of 150,000 shares of Common Stock of the Company on December 19, 2003, which grant has been rescinded by the Company, with your consent, and you shall have no further rights in and to those shares, whether vested or unvested as of the date hereof, from the date set forth below.

You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.

RECIPIENT:	PROVENA FOODS INC.

/s/ THEODORE L. ARENA		/s/ THOMAS J. MULRONEY

Theodore L. Arena	By:	Thomas J. Mulroney
	Title:	Chief Financial Officer

PROVENA FOODS INC.

2003 STOCK INCENTIVE PLAN:

RESTRICTED STOCK AGREEMENT

1.	Payment for Shares. No payment is required for the Shares that you are receiving.

2.	Vesting. The Shares that you are receiving will vest in installments, as shown in the Notice of Restricted Stock Award. In addition, the Shares vest in full if any of the following events occurs:

•	Your Service terminates because of death or total and permanent disability,

•	The Company is subject to a Change in Control before your Service terminates, or

•	You are subject to an Involuntary Termination

Except as set forth above, no Shares vest after your Service has terminated.

For all purposes under this Restricted Stock Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

3.	Shares Restricted. Unvested Shares will be considered “Restricted Shares.” You may not sell, transfer, pledge or otherwise dispose of any Restricted Shares without the written consent of the Company, except as provided in the next sentence. You may transfer Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. However, a transferee of Restricted Shares must agree in writing on a form prescribed by the Company to be bound by all provisions of this Agreement.

4.	Forfeiture. If your Service terminates for any reason, then your Shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the Restricted Shares will immediately revert to the Company. You receive no payment for Restricted Shares that are forfeited.

The Company determines when your Service terminates for this purpose.

5.	Leaves of Absence and Part-Time Work. For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy or the terms of your leave. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

6.	Stock Certificates. The certificate(s) for the Shares will include a special legend referring to the possible forfeiture of the Shares. In addition to imposing the legend, the Company will hold the certificate(s) in escrow. As your vested percentage increases, you may request (at reasonable intervals) that the Company release to you non-legended certificate(s) for your vested Shares.

7.	Voting Rights. You may vote your Shares even before they vest.

8.	Withholding Taxes. No stock certificates will be released to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of this award or the vesting of the Shares. With the Company’s consent, these arrangements may include (a) withholding Shares of Company stock that otherwise would be issued to you when they vest, (b) surrendering Shares that you previously acquired, or (c) withholding amounts from the tax bonuses described in Section 10 below. The fair market value of any Shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

9.	83(b) Election. By accepting the Shares subject to this grant, you agree to make an election under Code Section 83(b) with respect to the Shares within 30 days after the date of grant. You acknowledge that the Company provided to you a form for this election, and you are responsible for executing the form and ensuring that it is properly filed with the Internal Revenue Service.

10.	Tax Bonuses. Pursuant to the tax bonus provisions of the Plan, the Company will pay you cash bonuses to offset the taxes you will be required to pay as a result of the Shares you are receiving. You were paid $57,900 in 2002, and $37,542 in 2003, which you acknowledge was received. You will also be paid $64,844 on or before April 15, 2005. Such bonuses will be subject to the Company’s required payroll and withholding tax obligations, and the Company may apply the balance of the bonus to be paid in 2005 to any amounts the Company is required to withhold as a result of the grant of Shares.

11.	Restrictions on Resale. You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

12.	No Retention Rights. Your award or this Agreement does not give you the right to be employed or retained by the Company or a Subsidiary in any capacity. The Company and its Subsidiaries reserve the right to terminate your Service at any time, with or without cause.

13.	Certain Transactions. If, from time to time during the term of this Restricted Stock Agreement:

a. There is any stock dividend or liquidating dividend of cash and/or property, stock split or other change in the character or amount of any of the outstanding securities of the Company; or

b. There is any consolidation, merger or sale of all, or substantially all, of the assets of the Company;

then, in such event, any and all new, substituted or additional securities or other property to which you are entitled by reason of your ownership of the Shares will be immediately subject to this Restricted Stock Agreement and be included in the term “Shares” for all purposes with the same force and effect as the Shares, and will be deemed to have vested and vest in the future on the same schedule as the Shares originally granted to you. The Company may in its discretion hold such additional securities or properties in escrow to the extent they are unvested.

14.	Limitation on Vesting. Notwithstanding anything contained in this Restricted Stock Agreement to the contrary, in the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to you or for your benefit paid or payable or deemed paid or distributed or distributable pursuant to the terms of this Restricted Stock Agreement or otherwise in connection with, or arising out of, your employment with the Company or any of its Subsidiaries or a “change of control” within the meaning of Section 280G of the Code (a “Payment” or “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced (but not below zero) but only to the extent necessary that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Section 4999 Limit”). The term “change of control” as used in this Section 14 has a different meaning than Change in Control as defined in Section 17 below. Unless you have given prior written notice specifying a different order to the Company to effectuate the limitations described in the preceding sentence, the Company will reduce or eliminate the Payments by first reducing or eliminating those Payments or benefits which are not payable in cash and then by reducing or eliminating cash Payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Any notice given by you pursuant to the preceding sentence will take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

All determinations required to be made pursuant to the above paragraph as to Payments, Excise Taxes or Section 4999 Limits (each, a “Determination”) will be made, at the Company’s expense, by the Company’s tax accounting firm prior to the change of control or another nationally recognized accounting firm designated by the Board (or a committee thereof) prior to the change of control (the “Accounting Firm”). The Accounting Firm will provide its calculations, together with detailed supporting documentation, both to the Company and to you before payment of the Payment (if requested at that time by the Company or you) or such other time as requested by the Company or you (in either case provided that the Company or you believe in good faith that any of the Payments may be subject to the Excise Tax); provided, however, that if the Accounting Firm determines that no Excise Tax is payable by you with respect to a Payment or Payments, it will furnish you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) calendar days of the delivery of the Determination to you, you will have the right to dispute the Determination (the “Dispute”). The existence of any Dispute will not in any way affect your right to receive the Payments in accordance with the Determination. If there is no Dispute, the Determination by the Accounting Firm will be final, binding and conclusive upon the Company and you, subject to the application of the next paragraph.

As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments either will have been made or will not have been made by the Company, in either case in a manner inconsistent with the limitations provided in this Section 14 (an “Excess Payment” or “Underpayment”, respectively). If it is established pursuant to (i) a final determination of a court for which all appeals have been taken and finally resolved or the time for all appeals has expired, or (ii) an Internal Revenue Service proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, you agree to repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) compounded semi-annually from the date of your receipt of such Excess Payment until the date of such repayment; provided, however, that no amount shall be payable by you to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under Code Section 4999 and further provided that no amount shall be payable by you if such obligation would be a violation of Section 13(k) of the Securities Exchange Act of 1934. If it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return) or the Internal Revenue Service, (ii) pursuant to a determination by a court, or (iii) upon the resolution to your satisfaction of the Dispute, that an Underpayment has occurred, the Company will pay an amount equal to the Underpayment to you within ten (10) calendar days of such determination or resolution, together with interest on such amount at the applicable federal rate compounded semi-annually from the date such amount should have been paid to you pursuant to the terms of this Restricted Stock Agreement or otherwise, but for the operation of this subsection, until the date of payment.

15.	Applicable Law. This Agreement will be interpreted and enforced under the laws of the State of California (without regard to its choice of law provisions).

16.	The Plan and Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

17.	Definitions. Capitalized terms used in this Restricted Stock Agreement or the Notice of Restricted Stock Award and not otherwise defined herein have the meanings set forth below.

a. “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

b. “Board” means the Company’s Board of Directors, as constituted from time to time.

c. “Cause” shall mean (a) the unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes material harm to the Company, (b) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof, (c) gross negligence, (d) willful misconduct or (e) a failure to perform assigned duties that continues after the Participant has received written notice of such failure from the Board.

d. “Change in Control” means an Ownership Change Event (as defined below) or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the shareholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction described in clause (iii) of this paragraph, the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. The Board shall determine in its discretion whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related. An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all, as determined by the Board in its discretion, of the assets of the Company; or (iv) a liquidation or dissolution of the Company. Notwithstanding the preceding paragraph, a Change in Control shall not include (i) a Transaction in which the voting stock of any Subsidiary is distributed to the shareholders of a parent corporation (as defined by Section 424(e) of the Code) of such entity or (ii) a Transaction if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

e. “Code” means the Internal Revenue Code of 1986, as amended.

f. “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor.

g. “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

h. “Fair Market Value” means the market price of the Company’s common stock, determined by the Board in good faith on such basis as it deems appropriate. Such determination shall be conclusive and binding on all persons.

i. “Involuntary Termination” means the termination of your Service by reason of:

•	The involuntary discharge of you by the Company for reasons other than Cause; or

•	Your voluntary resignation from the Company following (i) a material adverse change in your responsibilities with the Company without your consent, (ii) a material reduction in your base salary or (iii) your receipt of notice that your principal workplace will be relocated by more than 100 miles.

j. “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

k. “Service” means service as an Employee, Director or Consultant.

l. “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND

CONDITIONS DESCRIBED ABOVE AND IN THE PLAN